Exhibit 99.1

Contacts:	Dan Kaferle	Sam Pattanayak
	Public Relations	Investor Relations
	(631) 342-2111	(631) 342-5208
	daniel.kaferle@ca.com	sambit.pattanayak@ca.com
CA EXECUTES $500 MILLION ACCELERATED SHARE REPURCHASE
ISLANDIA, N.Y., June 20, 2007 — CA Inc. (NYSE: CA), one of the world’s largest management software companies, today announced it has repurchased approximately 16.9 million common shares, or 3 percent of its outstanding common shares, at a cost of about $435 million.
The repurchase was executed under an accelerated share repurchase (ASR) agreement with a third-party financial institution and was funded with existing cash. The Company is authorized to repurchase up to $500 million in common shares under the ASR agreement. The ASR is part of the Company’s previously announced $2 billion share repurchase plan.
The ASR provides CA with immediate delivery of the common shares. The third-party financial institution is expected to purchase an equivalent number of common shares in the open market during the term of agreement. The initial price of the accelerated share repurchase is subject to an adjustment based on the volume weighted average price of CA’s common shares during this period. As a result, the Company may receive additional common shares at the termination of the program. The program is expected to terminate on or before December 6, 2007. The Company does not plan to make additional share repurchases during this period.
About CA
CA (NYSE: CA), one of the world’s largest information technology (IT) management software companies, unifies and simplifies the management of enterprise-wide IT. Founded in 1976, CA is headquartered in Islandia, N.Y., and serves customers in more than 140 countries. For more information on CA, please visit http://ca.com.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this communication (such as statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) constitute “forward-looking statements.” A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: changes to the CA incentive compensation plan, sales organization and sales coverage model may lead to outcomes that are not anticipated or intended as they are implemented; CA may not adequately manage and evolve its financial reporting and managerial systems and processes, including the successful implementation of its enterprise resource planning software; CA may encounter difficulty in successfully integrating acquired companies and products into its existing businesses; CA is subject to intense competition in product and service offerings and pricing and increased competition is expected in the future; if CA’s products do not remain compatible with ever-changing operating environments, CA could lose customers and the demand for CA’s products and services could decrease; certain software that CA uses in daily operations is licensed from third parties and thus may not be available to CA in the future, which has the potential to delay product development and production; CA’s credit ratings have been downgraded and could be downgraded further which would require CA to pay additional interest under its credit agreement and could adversely affect CA’s ability to borrow; CA has a significant amount of debt; the failure to protect CA’s intellectual property rights would weaken its competitive position; CA may become dependent upon large transactions; CA’s sales to government clients subject it to risks, including early termination, audits, investigations, sanctions and penalties; general economic conditions may lead CA’s customers to delay or forgo technology upgrades; the market for some or all of CA’s key product areas may not grow; third parties could claim that CA’s products infringe their intellectual property rights or that CA owes royalty payments; fluctuations in foreign currencies could result in translation losses; CA has outsourced various functions to third parties and these arrangements may not be successful; and the other factors described in CA’s filings with the Securities and Exchange Commission. CA assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.
###
Copyright © 2007 CA. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.